Press Release

FOR IMMEDIATE RELEASE	Contact:
Lara Travars (336) 719-4492

Pike Electric Reports Third Quarter Fiscal 2009 Results

MT. AIRY, N.C., May 11, 2009 – PRNewswire - Pike Electric Corporation (NYSE: PIKE), one of the largest providers of energy solutions in the United States, providing engineering, powerline and substation construction, EPC, and renewable energy services, today announced the results for its fiscal third quarter ended March 31, 2009.

Fiscal 2009 Third Quarter Results
Total revenues for the third quarter of fiscal 2009 increased 17.9% to $154.9 million, compared to $131.4 million in the third quarter of fiscal 2008.  Core powerline revenues for the third quarter of fiscal 2009 were $100.7 compared to $120.3 million for the third quarter of fiscal 2008, including a $23.7 million contribution from EDS which was acquired on September 1, 2008.  Transmission revenues were up $5.6 million or 67.0%.  Distribution revenues were negatively impacted by reduced maintenance spending across Pike’s operating territory.  Storm restoration revenues totaled $54.2 million for the third quarter of fiscal 2009, a $43.1 million increase from the third quarter of fiscal 2008 due to our recent work on the Midwest winter storms.

Gross profit for the third quarter of fiscal 2009 was $28.1 million, or 18.2% of revenue, compared to $20.8 million or 15.8% of revenue, for the third quarter of fiscal 2008.  The gross profit percentage increase is primarily due to the greater amount of higher-margin storm restoration revenues.

General and administrative expenses for the third quarter of fiscal 2009 were $12.1 million, or 7.8% of revenue, compared to $10.4 million, or 7.9% of revenue, for the third quarter fiscal 2008.  The increase is primarily due to increased administrative costs of approximately $0.9 million related to the acquired EDS business.

Interest expense decreased 35.0% to $2.2 million compared to the third quarter of fiscal 2008 primarily due to lower debt balances and lower interest rates.

Net income for the third quarter of fiscal 2009 totaled $8.3 million, or $0.25 per diluted share, compared to net income of $4.3 million, or $0.13 per diluted share, for the third quarter of fiscal 2008.

“Pike’s flexible business model and strength in providing storm restoration work continues to put us in a leading position with our customers in the aftermath of severe winter ice storms,” said J. Eric Pike, Chairman and Chief Executive Officer of Pike.

“Our core business continues to broaden in scope and services as we position Pike as one of the nation’s largest energy solutions providers.

Pike has taken proactive steps to weather the challenging business environment and position ourselves for an improved economy. I am confident in Pike’s strategic direction and our ability to capitalize on upcoming opportunities,” Pike concluded.

Nine Months Ended March 31, 2009 Results
Total revenues for the nine months ended March 31, 2009 were $485.0 million, as compared to $414.2 million for the first nine months of fiscal 2008. Core powerline revenues were $342.2 million for the nine months ended March 31, 2009, as compared to $378.7 million for the same period in fiscal 2008.  Storm restoration revenues totaled $142.8 million for the nine-month period compared to $35.5 million for the same period in fiscal 2008.  Gross profit totaled $91.5 million for the nine months ended March 31, 2009, as compared to $68.5 million for the same period in fiscal 2008.  Gross profit as a percentage of revenue increased to 18.9% from 16.5% in fiscal year 2008 due primarily to the significant increase in higher-margin storm restoration revenues.  Net income for the first nine months of fiscal 2009 totaled $29.1 million, or $0.86 per diluted share, compared to net income of $14.6 million, or $0.44 per diluted share, for the first nine months of fiscal 2008.

Cash Flow
The Company has generated significant cash over the last 24 months, including $74.0 million used for debt reduction, $22.6 million for the purchase of EDS, $32.0 million for capital expenditures and a $24.9 million increase in the Company’s cash balance.

Outlook
The Company continues to expect total revenues for its fiscal year ending June 30, 2009 to range from $600 million to $620 million.  The Company is narrowing its expected diluted earnings per share range to $0.90 to $0.95 from its previous range of $0.85 to $0.95.

Conference Call
Pike Electric will host a conference call today to discuss financial results for its fiscal third quarter ended March 31, 2009 at 5:00 p.m. EDT.  This call is being web cast and can be accessed by visiting the Investor Center section of the Company’s website at www.pike.com.  The call can be accessed live over the phone by dialing (888) 205-6743, or (913) 981-5567 for international callers.  A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820.  The pass code for the replay is 4452532.  It will be available until May 18, 2009.

About Pike Electric
Pike is one of the largest providers of energy solutions in the United States, providing engineering, powerline and substation construction, EPC, and renewable energy services. The Company is also a recognized leader in storm restoration. The Company's common stock is traded on the New York Stock Exchange under the symbol PIKE. Visit www.pike.com for more information.

Safe Harbor
This press release contains forward-looking statements that relate to Pike Electric's plans, objectives and estimate, and include those in the “Outlook” section above. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric's Annual Report on Form 10-K for the fiscal year ending June 30, 2008 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31,	June 30,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,572	$11,357
Accounts receivable from customers, net	70,531	62,224
Costs and estimated earnings in excess of billings on uncompleted contracts	47,854	40,410
Inventories	9,014	8,343
Prepaid expenses and other	6,083	5,123
Deferred income taxes	14,521	15,376
Total current assets	173,575	142,833
Property and equipment, net	225,004	229,119
Goodwill	105,019	94,402
Other intangibles, net	41,426	40,065
Deferred loan costs, net	2,175	2,778
Other assets	1,464	1,463
Total assets	$548,663	$510,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,778	$10,867
Accrued compensation	21,716	22,157
Billings in excess of costs and estimated earnings on uncompleted contracts	5,255	397
Accrued expenses and other	9,713	5,018
Income taxes payable	3,051	442
Current portion deferred compensation	1,383	3,666
Current portion of insurance claim accruals	30,636	28,873
Total current liabilities	82,532	71,420
Long-term debt, net of current portion	140,500	140,500
Insurance and claim accruals, net of current portion	6,817	7,989
Deferred compensation, net of current portion	5,369	6,283
Deferred income taxes	56,510	62,416

Other liabilities	3,983	1,100
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 100,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $0.001 per share; 100,000 shares authorized; 33,419 and 33,183 shares issued and outstanding at March 31, 2009 and June 30, 2008, respectively	6,427	6,427
Additional paid-in capital	151,931	148,288
Accumulated other comprehensive loss, net of income taxes	(1,559)	(806)
Retained earnings	96,153	67,043
Total stockholders’ equity	252,952	220,952
Total liabilities and stockholders’ equity	$548,663	$510,660

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2009	2008	2009	2008
Revenues	$154,921	$131,362	$485,014	$414,213
Cost of operations	126,792	110,607	393,488	345,717

Gross profit	28,129	20,755	91,526	68,496
General and administrative expenses	12,137	10,377	36,607	31,253
Loss on sale and impairment of property and equipment	1,096	93	1,949	2,076

Income from operations	14,896	10,285	52,970	35,167
Other expense (income):
Interest expense	2,162	3,327	7,228	11,473
Other, net	(238)	(43)	(746)	(168)
Total other expense	1,924	3,284	6,482	11,305

Income before income taxes	12,972	7,001	46,488	23,862
Income tax expense	4,702	2,718	17,378	9,217

Net income	$8,270	$4,283	$29,110	$14,645

Earnings per share:
Basic	$0.25	$0.13	$0.88	$0.45
Diluted	$0.25	$0.13	$0.86	$0.44

Shares used in computing earnings per share:
Basic	33,036	32,844	33,011	32,791
Diluted	33,703	33,605	33,733	33,655